UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

CVS Caremark Corporation
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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In the proxy statement for the CVS Caremark Corporation (“CVS Caremark” or the “Company”) 2010 annual meeting of stockholders (the “Proxy Statement”), CVS Caremark is seeking stockholder approval of the 2010 Incentive Compensation Plan (the “2010 Plan”).  The Company has decided to revise the proposed 2010 Plan to reduce the aggregate number of shares of Company common stock (“Shares”) to a total of 74 million Shares that will be available under the 2010 Plan upon its approval by CVS Caremark stockholders.

As described the Company’s Proxy Statement, the 2010 Plan had originally provided for a total pool of 78 million Shares for future equity awards, consisting of 42 million Shares currently available and transferred over from the Company’s existing incentive plan and 36 million new Shares to be added under the 2010 Plan (the “Share Pool”).  The Company had intended that the aggregate Share Pool observe certain limits based on the Company’s total outstanding Shares.  After completing a series of market repurchases of Shares, the Company has reexamined the Share Pool and has determined to reduce the Share Pool in the amount of 4 million Shares.  Accordingly, upon approval of the 2010 Plan, the Share Pool will be limited to a total of 74 million Shares, consisting of 42 million Shares currently available and transferred over from the Company’s existing incentive plan and 32 million new Shares to be added under the 2010 Plan.  All other terms of the 2010 Plan, including the provisions concerning the effect of the Share limit and the counting of Share usage for purposes of the 2010 Plan, will remain as described in the Company’s Proxy Statement and set forth in the copy of the 2010 Plan attached to that proxy statement.  Stockholders should take the foregoing into consideration when determining how to vote on the Company’s request for approval of the 2010 Plan.